Exhibit 5.1

Address: 845 Texas Avenue, Suite 200, Houston, Texas 77002 | Tel: 346.348.0239 | Website: www.kessepllc.com

May 15, 2026

The Glimpse Group, Inc.

15 West 38th St., 12th Floor
New York, New York 10018

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-291727) initially filed by The Glimpse Group, Inc. (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 21, 2025, and declared effective by the Commission on November 26, 2025 (the “Registration Statement”) and (ii) the prospectus supplement, dated March 14, 2026 (the “Prospectus Supplement”) relating to the issuance and sale by the Company of (x) 622,306 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), (ii) pre-funded warrants to purchase up to 2,732,240 shares of Common Stock (the “Pre-Funded Warrants,” and the shares of Common Stock underlying the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”) and (y) warrants to purchase up to 4,193,182 shares of Common Stock (the “Common Stock Warrants,” and the shares underlying the Common Stock Warrants, the “Common Stock Warrant Shares”).

The Common Stock Warrants and the Pre-Funded Warrants are collectively referred to herein as the “Warrants,” the Pre-Funded Warrant Shares and the Common Stock Warrant Shares are collectively referred to herein as the “Warrant Shares,” and the Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Securities.”

The Securities are to be issued and sold by the Company pursuant to a securities purchase agreement, dated May 14, 2026 (the “Securities Purchase Agreement”), by and among the Company and the investors identified on the signature pages thereto.

We are acting as counsel for the Company in connection with the issuance and sale by the Company of the Securities. In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement and the notice of effectiveness with respect to the Registration Statement;

(ii)	the Prospectus Supplement;

(iii)	The Securities Purchase Agreement;

(iv)	The form of Pre-Funded Warrant; and

(v)	The form of Common Stock Warrant.

We have also reviewed such other documents, corporate records and other instruments, and such questions of law, as we have deemed necessary or appropriate for the purpose of this opinion.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

For purposes of the opinion set forth in paragraph 3 below, we have assumed that before the Warrant Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its articles of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s articles of incorporation is less than the number of Warrant Shares.

The opinions expressed below are limited to the applicable provisions of Chapter 78 of the Nevada Revised Statutes, and, with respect to the opinion expressed in paragraph 2 below, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized and, when issued and paid for in the manner as contemplated in the Prospectus Supplement and in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.	The Warrants have been duly authorized and when the Warrants are duly executed and delivered by the Company and paid for in the manner as contemplated in the Prospectus Supplement and in accordance with the terms of the Securities Purchase Agreement, such Warrants will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency or other similar laws affecting creditors’ rights and to general equitable principles.

3.	Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering. We also hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Kesse PLLC

KESSE PLLC